Exhibit 99.2

The Special Committee of the Board of Directors Athene Holding Ltd. 96 Pitts Bay Road Pembroke, HM08, Bermuda	November 1, 2021

Members of the Special Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 7, 2021, to the Special Committee of the Board of Directors of Athene Holding Ltd. (“AHL”) as Annex H to, and reference thereto under the headings “Summary-Opinions of the AHL Special Committee’s Financial Advisors” and “The Mergers-Opinions of the AHL Special Committee’s Financial Advisors-Opinion of Lazard Frères & Co. LLC” in the joint proxy statement/prospectus relating to the proposed transaction involving AHL and Apollo Global Management, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Tango Holdings, Inc., as amended by that certain Amendment No. 1, dated July 8, 2021, that certain Amendment No. 2, dated September 28, 2021 and that certain Amendment No. 3, dated November 1, 2021 (the “Registration Statement”). In giving such consent, we do not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
LAZARD FRÈRES & CO. LLC

By:	/s/ Joseph R. Cassanelli
Name:	Joseph R. Cassanelli
Title:	Managing Director